EXHIBIT (12)


                        PHH CORPORATION AND SUBSIDIARIES

               Computation of Ratio of Earnings to Fixed Charges
                             (dollars in thousands)


                                             Three                       Year Ended April 30
                                          Months Ended
                                         July 31, 1996       1996          1995          1994         1993        1992
                                         -------------       ----          ----          ----         ----        ----
Income from continuing operations
     before income taxes                   $  37,113      $ 139,148     $ 121,318     $ 109,796     $ 94,238    $ 83,117
Add:
     Interest expense                         65,365        252,966       194,196       162,108      193,935     237,058
     Interest portion of rentals*              2,011          7,840         8,065         9,088        8,456       8,665
Earnings available for fixed charges       $ 104,489      $ 399,954     $ 323,579     $ 280,992     $296,629    $328,840

Fixed charges:
     Interest expense                      $  65,365      $ 252,966     $ 194,196     $ 162,108     $193,935    $237,058
     Interest portion of rentals*              2,011          7,840         8,065         9,088        8,456       8,665
                                           $  67,376      $ 260,806     $ 202,261     $ 171,196     $202,391    $245,723


Ratio of earnings to fixed charges              1.55           1.53          1.60          1.64         1.47        1.34



*Amounts   reflect  a  one-third   portion  of  rentals,   the  portion   deemed
representative of the interest factor.


Note: The interest included in fixed charges consists of the amounts identified as interest expense in the Consolidated Statements of Income, the substantial portion of which represents interest on debt incurred to finance leasing activities and mortgage banking activities, as well as the interest costs associated with home relocation services which are ordinarily recovered through direct billings to clients and are included with "Costs, including interest, of carrying and reselling homes" in the Consolidated Financial Statements.

                                   SIGNATURES



                        PHH CORPORATION AND SUBSIDIARIES



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                                        PHH CORPORATION



Date:  September 13, 1996

                                                        Nan A. Grant
                                                        Corporate Controller